Exhibit 3.1

CABLE ONE, INC.
AMENDED AND RESTATED BY-LAWS
Effective as of November 18, 2022

ARTICLE I

Offices

SECTION 1.          Registered Office.  The registered office of Cable One, Inc. (hereinafter called the “Corporation”) in the State of Delaware shall be at 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801, and the registered agent shall be The Corporation Trust Company, or such other office or agent as the Board of Directors of the Corporation (the “Board”) shall from time to time select.

SECTION 2.          Other Offices.  The Corporation may also have an office or offices, and keep the books and records of the Corporation, except as may otherwise be required by law, at such other place or places, either within or outside of the State of Delaware, as the Board may from time to time determine or the business of the Corporation may require.

ARTICLE II

Meetings of Stockholders

SECTION 1.          Place of Meeting.  All meetings of the stockholders of the Corporation (the “stockholders”) shall be at a place, either within or outside of the State of Delaware (including by means of remote communication), to be determined by the Board.

SECTION 2.          Annual Meetings.  The annual meeting of the stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held on such date and at such hour as shall from time to time be fixed by the Board.  Any previously scheduled annual meeting of the stockholders may be postponed by action of the Board taken prior to the time previously scheduled for such annual meeting of the stockholders.

SECTION 3.          Special Meetings.  Except as otherwise required by law or the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”), and subject to the rights of the holders of any outstanding series of Preferred Stock, special meetings of the stockholders for any purpose or purposes may be called only by the Chief Executive Officer or a majority of the entire Board.  Only such business as is specified in the Corporation’s notice of any special meeting of stockholders shall come before such meeting.  A special meeting shall be held at such place, on such date and at such time as shall be fixed by the Board.

SECTION 4.          Notice of Meetings.  Except as otherwise provided by law, notice of each meeting of the stockholders, whether annual or special, shall be given by the Corporation in accordance with Section 232 of the General Corporation Law of the

State of Delaware (the “DGCL”) or any successor provision thereto not less than 10 days nor more than 60 days before the date of the meeting to each stockholder of record entitled to notice of the meeting.  If mailed, such notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation.  Each such notice shall state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.  Notice of any meeting of the stockholders shall not be required to be given to any stockholder who shall attend such meeting in person or by proxy without protesting, prior to or at the commencement of the meeting, the lack of proper notice to such stockholder, or who shall waive notice thereof as provided in Article X of these By-laws.  Notice of adjournment of a meeting of the stockholders need not be given if the time and place to which it is adjourned are announced at such meeting or are provided in any other manner permitted by the DGCL, unless the adjournment is for more than 30 days or, after adjournment, a new record date is fixed for the adjourned meeting.

SECTION 5.          Quorum.  Except as otherwise provided by law or by the Certificate, the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote generally, present in person or by proxy, shall constitute a quorum at any meeting of the stockholders; provided, however, that in the case of any vote to be taken by classes or series, the holders of a majority of the votes entitled to be cast by the stockholders of a particular class or series, present in person or by proxy, shall constitute a quorum of such class or series.

SECTION 6.          Adjournments.  The chairman of the meeting or the holders of a majority of the votes entitled to be cast by the stockholders who are present in person or by proxy may adjourn the meeting from time to time whether or not a quorum is present.  In the event that a quorum does not exist with respect to any vote to be taken by a particular class or series, the chairman of the meeting or the holders of a majority of the votes entitled to be cast by the stockholders of such class or series who are present in person or by proxy may adjourn the meeting with respect to the vote(s) to be taken by such class or series.  At any such adjourned meeting at which a quorum may be present, any business may be transacted which might have been transacted at the meeting as originally called.

SECTION 7.          Order of Business.  At each meeting of the stockholders, the Chairman of the Board or, in the absence of the Chairman of the Board, the Chief Executive Officer (if the position is held by an individual other than the Chairman of the Board) or, in the absence of the Chairman of the Board and the Chief Executive Officer, such person as shall be selected by the Board shall act as chairman of the meeting.  The order of business at each such meeting shall be as determined by the chairman of the meeting.  The chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Corporation, restrictions on entry to such meeting after the time prescribed for the commencement thereof and the opening and closing of the voting polls.

At any annual meeting of the stockholders, only such business shall be conducted as shall have been brought before the annual meeting (i) by or at the direction of the chairman of the meeting or (ii) by any stockholder who is a holder of record at the time of the giving of the notice provided for in this Section 7, who is entitled to vote at the meeting and who complies with the procedures set forth in this Section 7.

For business properly to be brought before an annual meeting of stockholders by a stockholder, the stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation (the “Secretary”).  To be timely, a stockholder’s notice must be delivered to or mailed and received by the Secretary at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the date of the immediately preceding annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice by the stockholder to be timely must be so delivered or received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made; provided, further, that for the purpose of calculating the timeliness of stockholder notices for the 2016 annual meeting of stockholders, the date of the immediately preceding annual meeting shall be deemed to be May 3, 2015.  To be in proper written form, a stockholder’s notice to the Secretary shall set forth in writing as to each matter the stockholder proposes to bring before the annual meeting:  (i) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including, without limitation, the complete text of any resolutions proposed for consideration or any amendment to any Corporation document intended to be presented at the annual meeting) and the reasons for conducting such business at the annual meeting; (ii) the name and address of the stockholder proposing such business, as they appear on the Corporation’s books; (iii) the class or series and number of shares of the Corporation owned, directly or indirectly, beneficially and of record by the stockholder and any beneficial owner on whose behalf the business is proposed, and any of their respective affiliates or associates or other parties with whom they are acting in concert, as well as any derivative instrument or similar contract or agreement the value of or return on which is based on or linked to the value of or return of any of the Corporation’s securities; (iv) any material interest of the stockholder in such business; and (v) if the stockholder intends to solicit proxies in support of such stockholder’s proposal, a representation to that effect.  The foregoing notice requirements shall be deemed satisfied by a stockholder if the stockholder has notified the Corporation of his or her intention to present a proposal at an annual meeting and such stockholder’s proposal has been included in a proxy statement that has been prepared by management of the Corporation to solicit proxies for such annual meeting; provided, however, that if such stockholder does not appear or send a qualified representative to present such proposal at such annual meeting, the Corporation need not present such proposal for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation; and provided, further, that the foregoing shall not imply any obligation beyond that required by applicable law to include a stockholder’s proposal in a proxy statement prepared by management of the Corporation.  Notwithstanding anything in these By-laws to the contrary, no business shall be conducted at any annual meeting except in accordance with the procedures set forth in this Section 7.  The chairman of an annual meeting may refuse to permit any business to be brought before an annual meeting which fails to comply with the foregoing procedures or, in the case of a stockholder proposal, if the stockholder solicits proxies in support of such stockholder’s proposal without having made the representation required by clause (v) of the third preceding sentence.

SECTION 8.          List of Stockholders.  It shall be the duty of the Secretary or other officer who has charge of the stock ledger to prepare and make, no later than 10 days before each meeting of the stockholders, a complete list of the stockholders entitled to vote thereat, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in such stockholder’s name.  Such list shall be produced and kept available for a period of at least 10 days ending on the day before the meeting date at such place(s) as may be required by law.

SECTION 9.          Voting.  Except as otherwise provided by law or by the Certificate, each stockholder of record of any series of Preferred Stock shall be entitled at each meeting of the stockholders to such number of votes, if any, for each share of such stock as may be fixed in the Certificate or in the resolution or resolutions adopted by the Board providing for the issuance of such stock, and each stockholder of record of Common Stock shall be entitled at each meeting of the stockholders to one vote for each share of such stock, in each case, registered in such stockholder’s name on the books of the Corporation:

(a)          on the date fixed pursuant to Section 6 of Article VII of these By-laws as the record date for the determination of stockholders entitled to notice of and to vote at such meeting; or

(b)          if no such record date shall have been so fixed, then at the close of business on the day next preceding the day on which notice of such meeting is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

Each stockholder entitled to vote at any meeting of the stockholders may authorize not in excess of three persons to act for such stockholder by proxy, which proxy must be authorized in accordance with Section 212 of the DGCL.  Any such proxy shall be delivered to the Secretary at or prior to the time designated for holding such meeting, but in any event not later than the time designated in the order of business for so delivering such proxies.  No such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.  Each proxy shall be revocable at the pleasure of the stockholder executing it, except in those cases where an irrevocable proxy is permitted by law.  A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date not later than the time designated in the order of business for so delivering such proxies.  In the event the Corporation receives proxies for disqualified or withdrawn nominees for the Board, such votes for such disqualified or withdrawn nominees in the proxies will be treated as abstentions.

Except as otherwise required by law and except as otherwise provided in the Certificate or these By-laws, at each meeting of the stockholders, all corporate actions to be taken by vote of the stockholders shall be authorized by a majority of the votes cast by the stockholders entitled to vote thereon who are present in person or represented by proxy, and where a separate vote by class or series is required, a majority of the votes cast by the stockholders of such class or series who are present in person or represented by proxy shall be the act of such class or series.

Unless required by law or determined by the chairman of the meeting to be advisable, the vote on any matter, including the election of directors, need not be by written ballot.

Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use of the Board.

SECTION 10.          Inspectors.  The chairman of the meeting shall appoint one or more inspectors to act at any meeting of the stockholders.  Such inspectors shall perform such duties as shall be required by law or specified by the chairman of the meeting.  Inspectors need not be stockholders.  No director or nominee for the office of director shall be appointed such inspector.

SECTION 11.          Public Announcements.  For the purpose of Section 7 of this Article II and Section 3 of Article III, “public announcement” shall mean disclosure (i) in a press release reported by the Dow Jones Newswire, Business Wire, Reuters Information Service or any similar or successor news wire service or (ii) in a communication distributed generally to stockholders and in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provisions thereto.

SECTION 12.          Proxy Access.

(a)          General.  Subject to the provisions of this Section 12, the Corporation shall include in its proxy statement and on its form of proxy for an annual meeting of the stockholders at which directors are to be elected, the name of, and the Required Information (as hereinafter defined) relating to, any person whom a stockholder proposes to nominate for election or reelection as a director (a “Stockholder Nominee”) who satisfies the eligibility requirements in this Section 12 (an “Eligible Stockholder Nominee”) and who is identified in a notice that complies with Section 12(e) and that is timely delivered pursuant to Section 12(f) (the “Stockholder Notice”) by a stockholder that satisfies, or by a group of no more than 20 stockholders that satisfy, the ownership and other requirements of this Section 12 (such stockholder or group, including each member thereof to the extent the context requires, the “Eligible Stockholder”), and who expressly elects at the time of providing the Stockholder Notice to have such Eligible Stockholder Nominee included in the Corporation’s proxy materials pursuant to this Section 12.  No stockholder may be a member of more than one group of stockholders constituting an Eligible Stockholder under this Section 12.  In the event that the Eligible Stockholder consists of a group of stockholders, any and all requirements and obligations for an individual Eligible Stockholder that are set forth in this Section 12 shall apply to each member of the group; provided, however, that the Required Ownership Percentage (as hereinafter defined in Section 12(b) of this Article II) shall apply to the ownership of the group in the aggregate.

For purposes of this Section 12, the “Required Information” shall consist of: (i) the information concerning the Eligible Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the Corporation’s proxy statement by the applicable requirements of the Exchange Act, and the rules and regulations promulgated thereunder, and as required by any applicable listing standards, (ii) if the Eligible Stockholder so elects, the Statement (as hereinafter defined in Section 12(i) of this Article II) and (iii) any other information that the Corporation or the Board determines, in their discretion, to include in the proxy statement relating to the nomination of the Eligible Stockholder Nominee, including, without limitation, any statement in opposition to the nomination and any of the information provided pursuant to this Section 12.

(b)          Eligible Stockholder Ownership Requirements.  To qualify as an “Eligible Stockholder” pursuant to this Section 12, a stockholder or group of stockholders must (i) own and have owned (as hereinafter defined in Section 12(c) of this Article II) 3% or more (as adjusted for any stock splits, stock dividends or similar events, the “Required Ownership Percentage”) of the number of outstanding shares of the Corporation’s common stock entitled to vote in the election of directors as of the most recent date for which such amount is given in any filing by the Corporation with the Securities and Exchange Commission prior to the submission of the Stockholder Notice (the “Required Shares”) continuously for at least three years as of both the date the Stockholder Notice is delivered to the Secretary in accordance with this Section 12 and the record date for determining stockholders entitled to vote at the annual meeting of stockholders and (ii) thereafter continue to own the Required Shares through the annual meeting date.

For purposes of satisfying the ownership requirements of this Section 12(b), two or more funds that are (i) under common management and investment control, (ii) under common management and funded primarily by a single employer or (iii) a “group of investment companies,” as such term is defined in Section 14(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, (such funds together under each of (i), (ii) or (iii) comprising a “Qualifying Fund”) shall be treated as one stockholder for the purposes of determining the members of a group of stockholders comprising one Eligible Stockholder, provided that each fund comprising a Qualifying Fund otherwise meets the requirements set forth in this Section 12.

(c)          Definition of Ownership.  For purposes of this Section 12:

(i)          an Eligible Stockholder shall be deemed to “own” only those outstanding shares of the Corporation’s common stock as to which the stockholder possesses both:

(A)          the full voting and investment rights pertaining to the shares; and

(B)          the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares:

(1)          sold by such stockholder or any of its affiliates in any transaction that has not been settled or closed (including any short sale);

(2)          borrowed by such stockholder or any of its affiliates for any purpose or purchased by such stockholder or any of its affiliates pursuant to an agreement to resell; or

(3)          subject to any option, warrant, forward contract, swap, contract of sale or other derivative or similar instrument or agreement entered into by such stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation, in any such case which instrument or agreement has, or is intended to have, or if exercised by either party thereto would have, the purpose or effect of: (I) reducing in any manner, to any extent or at any time in the future, such stockholder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or (II) hedging, offsetting, or altering to any degree gain or loss arising from the full economic ownership of such shares by such stockholder or affiliate; and

(ii)          A stockholder “owns” shares held in the name of a nominee or other intermediary so long as the stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares.  A person’s ownership of shares shall be deemed to continue during any period in which (A) the person has loaned such shares, provided that the person has the power to recall such loaned shares on five business days’ notice; or (B) the person has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by such person; and

(iii)          The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings.  The term “affiliate” or “affiliates” shall have the meaning ascribed thereto under the General Rules and Regulations under the Exchange Act.

(d)          Number of Eligible Stockholder Nominees.  The maximum number of Eligible Stockholder Nominees nominated by all Eligible Stockholders pursuant to this Section 12 (including individuals that were submitted by an Eligible Stockholder for inclusion in the Corporation’s proxy materials pursuant to this Section 12, but either are subsequently withdrawn or that the Board nominates as Board nominees) that will be included in the Corporation’s proxy materials with respect to an annual meeting of stockholders together with any nominees who were previously elected to the Board after being nominated pursuant to this Section 12 at any of the preceding two annual meetings and who are re-nominated for election at such annual meeting by the Board, shall not exceed the greater of (i) two or (ii) 25% of the total number of directors in office as of the last day on which a Stockholder Notice may be delivered to the Secretary pursuant to this Section 12, or if the number of directors calculated in this clause (ii) is not a whole number, the closest whole number below 25% (such greater number, the “Maximum Number”).  In the event that one or more vacancies for any reason occurs on the Board after the last day on which a Stockholder Notice may be delivered to the Secretary pursuant to Section 12 with respect to an annual meeting, but before the date of the Corporation’s annual meeting, and the Board resolves to reduce the size of the Board in connection therewith, the Maximum Number of Eligible Stockholder Nominees nominated pursuant to this Section 12 included in the Corporation’s proxy materials shall be calculated based on the number of directors in office as so reduced.

Any Eligible Stockholder submitting more than one Eligible Stockholder Nominee for inclusion in the Corporation’s proxy materials pursuant to this Section 12 shall rank its Eligible Stockholder Nominees based on the order that such Eligible Stockholder desires such Eligible Stockholder Nominees to be selected for inclusion in the Corporation’s proxy materials in the event that the total number of Eligible Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 12 exceeds the Maximum Number of Eligible Stockholder Nominees provided for in this Section 12.  In the event that the number of Eligible Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 12 exceeds the Maximum Number of Eligible Stockholder Nominees provided for in this Section 12, the highest-ranking Eligible Stockholder Nominee who meets the requirements of this Section 12 from each Eligible Stockholder will be selected for inclusion in the Corporation’s proxy materials until the Maximum Number is reached, going in order of the amount (largest to smallest) of shares of common stock of the Corporation each Eligible Stockholder disclosed as owned in its respective notice of a nomination submitted to the Corporation in accordance with the procedures set forth in this Section 12.  If the maximum number is not reached after the highest ranking Eligible Stockholder Nominee who meets the requirements of this Section 12 from each Eligible Stockholder has been selected, this process will continue as many times as necessary, following the same order each time, until the Maximum Number is reached.  Following such determination, if any Eligible Stockholder Nominee who satisfies the eligibility requirements in this Section 12 (1)

thereafter withdraws from the election (or his or her nomination is withdrawn by the Eligible Stockholder) or (2) is thereafter not included in the Corporation’s proxy materials or is not submitted for director election for any reason (including the failure to comply with this Section 12) other than due to a failure by the Corporation to include such Eligible Stockholder Nominee in the Corporation’s proxy materials in violation of this Section 12, no other nominee or nominees (other than any Eligible Stockholder Nominee already determined to be included in the Corporation’s proxy materials who continues to satisfy the eligibility requirements of this Section 12) shall be included in the Corporation’s proxy materials or otherwise submitted for director election in substitution thereof pursuant to this Section 12.

(e)          Contents of Stockholder Notice.  The inclusion of an Eligible Stockholder Nominee in the Corporation’s proxy materials shall be subject to the delivery to the Secretary of, and the Stockholder Notice shall set forth, the following:

(i)          as to the Eligible Stockholder (including, in the case of a group, each member thereof) giving the Stockholder Notice, (A) the name and address of each such stockholder or stockholders and (B) the class and number of shares of the Corporation which are owned of record and beneficially by such stockholder or stockholders;

(ii)          as to each Eligible Stockholder Nominee whom the Eligible Stockholder proposes to nominate for election to the Board pursuant to this Section 12:

(A)          the Required Information (other than the information specified in clause (iii) of the definition of Required Information);

(B)          the Eligible Stockholder Nominee’s written consent to being named in any proxy statement for the applicable meeting as a nominee and to serving as a director if elected; and

(C)          a written representation and agreement from such Eligible Stockholder Nominee that such Eligible Stockholder Nominee:

(1)          is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question if such agreement, arrangement or understanding has not been disclosed to the Corporation, or if such agreement, arrangement or understanding could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law;

(2)          has not been during the past three years, is not, and may not become, a party to any compensatory, payment,

indemnification or other financial agreement, arrangement or understanding with any person or entity other than the Corporation in connection with service or action as a director that has not been disclosed to the Corporation;

(3)          intends to serve as a director of the Corporation for the full term for which such Eligible Stockholder Nominee is to stand for election; and

(4)          will comply with all of the Corporation’s corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines, and any other Corporation policies and guidelines applicable to directors;

(iii)          a copy of the Schedule 14N that has been filed with the Securities and Exchange Commission as required by Rule 14a-18 under the Exchange Act;

(iv)          the written agreement of the Eligible Stockholder (including, in the case of a group, each member thereof) addressed to the Secretary, setting forth the following additional agreements, representations, and warranties:

(A)          one or more written statements of the Eligible Stockholder setting forth and certifying to the number of shares of the Corporation it is deemed to own for purposes of this Section 12;

(B)          one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period) verifying that, as of a date within seven calendar days prior to the date the Stockholder Notice is delivered to the Secretary, the Eligible Stockholder owns, and has owned continuously for the preceding three years, the Required Shares, and the Eligible Stockholder’s agreement to provide, within five business days after the record date for the annual meeting of stockholders, written statements from the record holder and intermediaries verifying such Eligible Stockholder’s continuous ownership of the Required Shares through the record date;

(C)          that such Eligible Stockholder:

(1)          acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Corporation, and does not presently have such intent;

(2)          presently intends to maintain the Required Ownership Percentage of the Required Shares through the date of the annual meeting of stockholders;

(3)          has not nominated and will not otherwise nominate for election to the Board at the annual meeting of stockholders any person other than the Eligible Stockholder Nominee(s) being nominated pursuant to this Section 12;

(4)          has not engaged and will not engage in, and has not been and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act, in support of the election of any individual as a director at the annual meeting of stockholders other than its Eligible Stockholder Nominee or a nominee of the Board;

(5)          will not distribute to any stockholder any form of proxy for the annual meeting of stockholders other than the form distributed by the Corporation;

(6)          has provided and will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

(7)          confirms that it will notify the Corporation of any defects in, and otherwise update and supplement, the information provided to the Corporation pursuant to this Section 12 as required by Section 12(h); and

(8)          as to any funds purporting to be a Qualifying Fund, within five business days after the date of the Stockholder Notice, will provide documentation reasonably satisfactory to the Corporation that demonstrates such funds satisfy the requirements of this Section 12 to be a Qualifying Fund; and

(D)          that the Eligible Stockholder agrees to:

(1)          assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the Corporation or out of the information that such Eligible Stockholder provided to the Corporation;

(2)          comply with all other laws, rules, regulations and listing standards applicable to any solicitation in connection with the annual meeting of stockholders;

(3)          indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Stockholder pursuant to this Section 12;

(4)          file with the Securities and Exchange Commission any solicitation materials with the Corporation’s stockholders relating to the annual meeting, one or more of the Corporation’s directors or director nominees or any Eligible Stockholder Nominee, regardless of whether any such filing is required under Regulation 14A of the Exchange Act, or whether any exemption from filing is available for such solicitation or other communication under Regulation 14A of the Exchange Act; and

(5)          intend to be present in person at the annual meeting (or virtually, if no in person meeting is held) or send a qualified representative in its place, to present its Eligible Stockholder Nominee at the meeting; and

(v)          in the case of a nomination by a group of stockholders that together is an Eligible Stockholder, the designation by all group members of one group member that is authorized to act on behalf of all such members with respect to the nomination and matters related thereto, including any withdrawal of the nomination.

(f)          Timeliness of Stockholder Notice.  To be timely under this Section 12, the Stockholder Notice must be delivered to or mailed and received by the Secretary at the principal executive offices of the Corporation not less than 120 calendar days nor more than 150 calendar days prior to the first anniversary of the date the Corporation’s proxy statement was first mailed to stockholders in connection with the prior year’s annual meeting of stockholders; provided, however, if no annual meeting was held in the previous year, or if the date of the applicable annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, the Stockholder Notice must be delivered to or mailed and received by the Secretary not later than 120 days nor more than 150 days prior to the current year’s annual meeting or not later than the 10th calendar day following the date on which the Corporation makes a public announcement of the date of the applicable annual meeting.  In no event shall any adjournment or postponement of an annual meeting, or the announcement thereof, commence a new time period (or extend any time period) for the delivery of the Stockholder Notice as described above.

(g)          Director Questionnaires and Requests for Additional Information.  At the request of the Corporation, the Eligible Stockholder Nominee must promptly, but in any event within five business days of such request, sign, complete and submit to the Corporation all questionnaires required of directors of the Corporation and provide to the Corporation such other information as it may reasonably request.  The Corporation may request such additional information as necessary to permit the Board to determine if each Eligible Stockholder Nominee is independent under any applicable listing standards, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board in determining and disclosing the independence of the Corporation’s directors.

(h)          Inaccuracies in Information Provided by Eligible Stockholders or Eligible Stockholder Nominees.  In the event that any information or communications provided by the Eligible Stockholder or the Eligible Stockholder Nominee to the Corporation or its stockholders ceases to be true and correct in all material respects or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Stockholder or Eligible Stockholder Nominee, as the case may be, shall promptly notify the Secretary of any defect in such previously provided information and of the information that is required to correct any such defect, it being understood that providing any such notification shall not be deemed to cure any defect or limit the Corporation’s rights to omit an Eligible Stockholder Nominee from its proxy materials pursuant to this Section 12.

(i)          Information Included in Proxy Statement.  The Eligible Stockholder may provide to the Secretary, at the time the Stockholder Notice is provided, a written statement for inclusion in the Corporation’s proxy statement, not to exceed 500 words, in support of its Eligible Stockholder Nominee’s candidacy (the “Statement”).  Notwithstanding anything to the contrary contained in this Section 12, the Corporation may omit from its proxy materials any information or Statement that it, in good faith, believes is untrue in any material respect (or omits a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading) or would violate any applicable law, rule, regulation or listing standard.  Nothing in this Section 12 shall limit the Corporation’s ability to solicit against, and include in its proxy materials its own statements relating to, any Eligible Stockholder or Eligible Stockholder Nominee.

(j)          Exclusion of Eligible Stockholder Nominees from Proxy Materials.  The Corporation shall not be required to include, pursuant to this Section 12, any Eligible Stockholder Nominee in its proxy materials for any annual meeting of stockholders, and any such nomination shall be disregarded and no vote on such Eligible Stockholder Nominee will occur, notwithstanding that proxies in respect of such vote may have been received by the Corporation, if:

(i)          the Secretary receives a notice (whether or not subsequently withdrawn) that an Eligible Stockholder nominating such Eligible Stockholder Nominee has nominated any person for election to the Board pursuant to the advance notice requirements for stockholder nominees for directors set forth in Section 3 of Article III of these By-laws;

(ii)          the Eligible Stockholder Nominee (A) is, or has been within the three years preceding the date the Corporation first mails to the stockholders its notice of meeting that includes the name of the Eligible Stockholder Nominee, an officer or director of a company that is a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, of the Corporation, as determined by the Board, (B) is not independent, as determined by the Board, under any applicable listing standards, any applicable rules of the Securities and Exchange Commission or any publicly disclosed standards used by the Board in determining and disclosing the independence of the Corporation’s directors, (C) who does not meet the audit committee independence requirements under any applicable listing standards, is not a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule) or is not an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision), (D) is or becomes a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person other than the Corporation that has not been disclosed to the Corporation, (E) is named a subject of a criminal proceeding (excluding traffic violations and other minor offenses) pending as of the date the Corporation first mails to the stockholders its notice of meeting that includes the name of the Eligible Stockholder Nominee or, within the 10 years preceding such date, has been convicted in such a criminal proceeding, (F) is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended or (G) upon becoming a member of the Board would cause the Corporation to be in violation of these By-laws, the Certificate, any applicable listing standard or applicable state or federal law, rule or regulation;

(iii)          the Eligible Stockholder Nominee or the Eligible Stockholder (including, in the case of a group, any member thereof) who has nominated such Eligible Stockholder Nominee has engaged in or is currently engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act, in support of the election of any individual as a director at the meeting other than such Eligible Stockholder Nominee or a nominee of the Board;

(iv)          the Eligible Stockholder Nominee or the Eligible Stockholder (including, in the case of a group, any member thereof) shall have provided information to the Corporation in respect of such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which it was made, not misleading; or

(v)          if the Eligible Stockholder (including, in the case of a group, any member thereof) or applicable Eligible Stockholder Nominee otherwise shall have breached or contravened any of its or their agreements, representations or undertakings or failed to comply with this Section 12.

(k)          Ineligibility of Certain Eligible Stockholder Nominees.  Any Eligible Stockholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of stockholders shall be ineligible to be a Eligible Stockholder Nominee pursuant to this Section 12 for the next two annual meetings of stockholders if such Eligible Stockholder Nominee (i) withdraws from or becomes ineligible or unavailable for election at the annual meeting or (ii) does not receive at least 25% of the votes cast (with respect to the election of the Eligible Stockholder Nominee) in favor of the Eligible Stockholder Nominee’s election.

(l)          Exclusive Method of Proxy Access.  Except as required by law, this Section 12 shall be the exclusive method for stockholders (including beneficial owners of stock) to include nominees for director election in the Corporation’s proxy materials.

(m)          Board Interpretation.  The Board shall have the exclusive power and authority to interpret the provisions of this Section 12 and make, in good faith, all determinations deemed necessary or advisable in connection with this Section 12 to any person, facts or circumstances.  All such actions, interpretations and determinations that are done or made by the Board in good faith shall be final, conclusive and binding on the Corporation, its stockholders, beneficial owners and all other parties.

SECTION 13.          Invalid Nominations.  Notwithstanding anything to the contrary set forth in this Article II or Article III, the Board or, during the annual meeting of stockholders of the Corporation or a special meeting of the stockholders of the Corporation, as applicable, the chairman of such meeting shall declare a nomination by any stockholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation, if: (i) such stockholder  (including, in the case of a group, any member thereof) or the applicable nominee shall have breached its or their obligations under Section 12 of this Article II or Section 3 of Article III, including, but not limited to, a breach of any representations, agreements or undertakings required thereunder, (ii) such nominee or the applicable stockholder (including, in the case of a group, any member thereof) shall have provided information to the Corporation in respect of such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which it was made, not misleading or (iii) such stockholder (or a qualified representative thereof) does not appear in person at the annual meeting or special meeting, as applicable, of stockholders (or virtually, if no in person meeting is held) to present any nomination pursuant to Section 12 of this Article II or Section 3 of Article III.

ARTICLE III

Board of Directors

SECTION 1.          General Powers.  The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law or by the Certificate directed or required to be exercised or done by the stockholders.

SECTION 2.          Number, Qualification and Election.  The number of directors constituting the Whole Board shall be determined in accordance with the Certificate.  The term “Whole Board” shall mean the total number of authorized directors, whether or not there exist any vacancies or unfilled previously authorized directorships.  The terms of office of directors shall be governed by the Certificate.  Each director shall be at least 21 years of age.  Directors need not be stockholders of the Corporation.

In any uncontested election of directors, each person receiving a majority of the votes cast shall be deemed elected.  For purposes of this paragraph, a ‘majority of the votes cast’ shall mean that the number of votes cast ‘for’ a director must exceed the number of votes cast ‘against’ that director (with ‘abstentions’ and ‘broker non-votes’ not counted as a vote cast with respect to that director).  In any contested election of directors, the persons receiving a plurality of the votes cast, up to the number of directors to be elected in such election, shall be deemed elected.  Any incumbent director who fails to receive a majority of the votes cast in an uncontested election shall submit an offer to resign from the Board no later than two weeks after the certification by the Corporation of the voting results.  An uncontested election is one in which the number of individuals who have been nominated for election as a director is equal to, or less than, the number of directors constituting the Whole Board.  A contested election is one in which the number of persons nominated exceeds the number of directors to be elected as of the date that is ten days prior to the date that the Corporation first mails its notice of meeting for such meeting to the stockholders.

The Board shall consider the resignation offer and may either (i) accept the offer of resignation or (ii) reject the offer and seek to address the underlying cause(s) of the majority-withheld vote.  While the Board may delegate to a committee the authority to assist the Board in its review of the matter, the Board shall decide whether to accept or reject the resignation offer within 90 days following the certification of the stockholder vote.  Once the Board makes this decision, the Corporation will promptly make a public announcement of the Board’s decision in the manner described in Section 11 of Article II.  If the Board rejects the offer of resignation, the public announcement will include a statement regarding the reasons for its decision.

The chairman of the nominating and governance committee described in Section 1 of Article IV will have the authority to manage the Board’s review of the resignation offer.  In the event it is the chairman of the nominating and governance committee who received a majority-withheld vote, the independent directors who did not receive majority-withheld votes shall select a director to manage the process, and that director shall have the authority otherwise delegated to the chairman of the nominating and governance committee by this Section 2 of Article III.  Any director who tenders his or her offer of resignation as a result of a majority-withheld vote shall not participate in the committee’s or the Board’s deliberations or vote on whether to accept or reject the resignation offer.

A majority of the members of the Board shall be persons determined by the Board to be independent directors.  In order to determine that a director is independent pursuant to this Section 2, the Board shall make an affirmative determination that the director satisfies applicable regulatory and stock exchange listing requirements to be an independent director of the Corporation and that the director is free of any other relationship (with the Corporation and its consolidated subsidiaries (collectively, the “Company”) or otherwise) that would interfere with the exercise of independent judgment by such director.  In making this determination, the Board shall consider all relevant facts and circumstances, including commercial, charitable and familial relationships that exist between the director and the Company, or between entities with which the director is affiliated and the Company.  The Board may, from time to time, adopt categorical standards to guide its determinations regarding the materiality of any relationship.

SECTION 3.          Notification of Nominations.  Subject to the rights of the holders of any outstanding series of Preferred Stock, nominations for the election of directors (other than nominations of Eligible Stockholder Nominees, which shall be governed by the provisions of Section 12 of Article II) may be made by the Board or by any stockholder who is a stockholder of record at the time of giving of the notice of nomination provided for in this Section 3 and who is entitled to vote for the election of directors.  Any stockholder of record entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if timely written notice of such stockholder’s intent to make such nomination is given, either by personal delivery or by United States mail, postage prepaid, to the Secretary.  Except as provided by Section 12(d) of Article II, the number of nominees a stockholder may nominate at a meeting (or in the case of a stockholder giving notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at a meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such meeting.  To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation (i) with respect to an election to be held at an annual meeting of the stockholders, not less than 90 days nor more than 120 days prior to the first anniversary of the date of the immediately preceding annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice by the stockholder to be timely must be so delivered or received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made; provided, further, that for the purpose of calculating the timeliness of stockholder notices for the 2016 annual meeting of stockholders, the date of the immediately preceding annual meeting shall be deemed to be May 3, 2015 and (ii) with respect to an election to be held at a special meeting of the stockholders for the election of directors, not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees to be elected at such meeting.  Each such notice shall set forth and include the following information and/or documents, as applicable:  (a) the name and address, as they appear on the Corporation’s books, of the stockholder who intends to make the nomination and the name and address of the person or persons to be nominated; (b) the class or series and number of shares of the Corporation owned, directly or indirectly, beneficially and of record by the stockholder and any beneficial owner on whose behalf the nomination is made, and any of their respective affiliates or associates or other parties with whom they are acting in concert, as well as any derivative instrument or similar contract or agreement the value of or return on which is based on or linked to the value of or return of any of the Corporation’s securities; (c) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote in the election of directors and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (d) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (e) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated, or intended to be nominated, by the Board; (f) the executed written consent of each nominee to being named in any proxy statement for the applicable meeting and to serving as a director of the Corporation if so elected; (g) a representation that the stockholder giving notice and/or the beneficial owner on whose behalf such nomination is made that intends to solicit proxies in support of director nominees other than the Corporation’s nominees will, to the extent any such proxies are solicited, (i) solicit proxies from holders of the Corporation’s outstanding capital stock representing at least 67% of the voting power of shares of capital stock entitled to vote on the election of directors, (ii) include a statement to that effect in its proxy statement and/or the form of proxy, (iii) otherwise comply with Rule 14a-19 promulgated under the Exchange Act and (iv) provide the Secretary not less than five (5) days prior to the applicable meeting or any adjournment, rescheduling or postponement thereof, with reasonable documentary evidence (as determined by the Secretary in good faith) that such stockholder and/or beneficial owner complied with such representations; and (h) a written representation and agreement from each nominee that such nominee (i) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question if such agreement, arrangement or understanding has not been disclosed to the Corporation, or if such agreement, arrangement or understanding could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (ii) has not been during the past three years, is not, and may not become, a party to any compensatory, payment, indemnification or other financial agreement, arrangement or understanding with any person or entity other than the Corporation in connection with service or action as a director that has not been disclosed to the Corporation, (iii) intends to serve as a director of the Corporation for the full term for which such nominee is to stand for election and (iv) will comply with all of the Corporation’s corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines, and any other Corporation policies and guidelines applicable to directors.  The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure or if the stockholder solicits proxies in favor of such stockholder’s nominee(s) without having satisfied the requirements of, or complied with the representations contained in, the immediately preceding sentence, notwithstanding that proxies in respect of such vote may have been received by the Corporation.  If such stockholder does not appear or send a qualified representative to present such proposal at such meeting, the Corporation need not present such proposal for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation.  Only such persons who are nominated in accordance with the procedures set forth in this Section 3 shall be eligible to serve as directors of the Corporation.  If a stockholder providing notice on behalf of itself and/or any beneficial owner intending to solicit proxies in support of director nominees other than the Corporation’s nominees no longer intends to solicit proxies in accordance with its representation pursuant to clause (g) of the fifth sentence of this paragraph, such stockholder and/or beneficial owner shall inform the Corporation of this change by delivering a writing to the Secretary no later than two business days after the occurrence of such change.

Notwithstanding anything in the immediately preceding paragraph of this Section 3 to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting of the stockholders is increased and there is no public announcement naming all of the nominees for directors or specifying the size of the increased Board made by the Corporation at least 90 days prior to the first anniversary of the date of the immediately preceding annual meeting, a stockholder’s notice required by this Section 3 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to or mailed to and received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

SECTION 4.          Quorum and Manner of Acting.  Except as otherwise provided by law, the Certificate or these By-laws, a majority of the Whole Board shall constitute a quorum for the transaction of business at any meeting of the Board, and, except as so provided, the vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board.  The chairman of the meeting or a majority of the directors present may adjourn the meeting to another time and place whether or not a quorum is present.  At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called.

SECTION 5.          Place of Meeting.  Subject to Sections 6 and 7 of this Article III, the Board may hold its meetings at such place or places, either within or outside of the State of Delaware, as the Board may from time to time determine, or as shall be specified or fixed in the respective notices or waivers of notice thereof.

SECTION 6.          Regular Meetings.  Regular meetings of the Board shall be held at such times as the Board shall from time to time determine, at such locations as the Board may determine.  If any day fixed for a regular meeting shall be a legal holiday under the laws of the place where the meeting is to be held, the meeting which would otherwise be held on that day shall be held at the same hour on the next succeeding business day.  No fewer than four meetings of the Board shall be held per year.

SECTION 7.          Special Meetings.  Special meetings of the Board shall be held whenever called by the Chairman of the Board, the Chief Executive Officer or by a majority of the non-employee directors, and shall be held at such place, on such date and at such time as he, she or they, as applicable, shall fix.

SECTION 8.          Notice of Meetings.  Notice of regular meetings of the Board or of any adjourned meeting thereof need not be given.  Notice of each special meeting of the Board shall be given by overnight delivery service or mailed to each director, in either case addressed to such director at such director’s residence or usual place of business, at least two days before the day on which the meeting is to be held or shall be sent to such director at such place by telecopy or by electronic transmission or shall be given personally or by telephone, not later than the day before the meeting is to be held, but notice need not be given to any director who shall, either before or after the meeting, submit a waiver of such notice or who shall attend such meeting without protesting, prior to or at its commencement, the lack of notice to such director.  Unless otherwise required by these By-laws, every such notice shall state the time and place but need not state the purpose of the meeting.

SECTION 9.          Rules and Regulations.  The Board may adopt such rules and regulations not inconsistent with the provisions of law, the Certificate or these By-laws for the conduct of its meetings and management of the affairs of the Corporation as the Board may deem proper.

SECTION 10.          Participation in Meeting by Means of Communications Equipment.  Any one or more members of the Board or any committee thereof may participate in any meeting of the Board or of any such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other or as otherwise permitted by law, and such participation in a meeting shall constitute presence in person at such meeting.

SECTION 11.          Action Without Meeting.  Any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all of the members of the Board or of any such committee consent thereto in writing or as otherwise permitted by law and, if required by law, the writing or writings are filed with the minutes or proceedings of the Board or of such committee.

SECTION 12.          Resignations.  Any director of the Corporation may at any time resign by giving written notice to the Board, the Chairman of the Board, the Chief Executive Officer or the Secretary.  Such resignation shall take effect at the time specified therein or, if the time be not specified therein, upon receipt thereof; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

SECTION 13.          Compensation.  Each director, in consideration of such person serving as a director, shall be entitled to receive from the Corporation such amount per annum and such fees (payable in cash or stock-based compensation) for attendance at meetings of the Board or of committees of the Board, or both, as the Board or a committee thereof shall from time to time determine.  In addition, each director shall be entitled to receive from the Corporation reimbursement for the reasonable expenses incurred by such person in connection with the performance of such person’s duties as a director.  Nothing contained in this Section 13 shall preclude any director from serving the Corporation or any of its subsidiaries in any other capacity and receiving compensation therefor.

ARTICLE IV

Committees of the Board of Directors

SECTION 1.          Committees of the Board.  The Board shall designate such committees as may be required by the rules of the New York Stock Exchange (or any other principal United States exchange upon which the shares of the Corporation may be listed) and may from time to time designate other committees of the Board (including an executive committee), with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board and shall, for those committees and any others provided for herein, elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee.

SECTION 2.          Conduct of Business.  Any committee, to the extent allowed by law and provided in the resolution establishing such committee or the charter of such committee, shall have and may exercise all the duly delegated powers and authority of the Board in the management of the business and affairs of the Corporation.  The Board shall have the power to prescribe the manner in which proceedings of any such committee shall be conducted.  In the absence of any such prescription, any such committee shall have the power to prescribe the manner in which its proceedings shall be conducted.  Unless the Board or such committee shall otherwise provide, regular and special meetings and other actions of any such committee shall be governed by the provisions of Article III applicable to meetings and actions of the Board.  Each committee shall keep regular minutes and report on its actions to the Board.

ARTICLE V

Officers

SECTION 1.          Number; Term of Office.  The officers of the Corporation shall be elected by the Board and may consist of:  a Chairman of the Board, a Chief Executive Officer, a President, a Chief Operating Officer, a Chief Financial Officer and one or more Vice Presidents (including, without limitation, Senior Vice Presidents) and a Treasurer, Secretary and Controller and such other officers and agents with such titles and such duties as the Board may from time to time determine, each to have such authority, functions or duties as in these By-laws provided or as the Board may from time to time determine, and each to hold office for such term as may be prescribed by the Board and until such person’s successor shall have been chosen and shall qualify, or until such person’s death or resignation, or until such person’s removal in the manner hereinafter provided.  One person may hold the offices and perform the duties of any two or more of said officers; provided, however, that no officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument is required by law, the Certificate or these By-laws to be executed, acknowledged or verified by two or more officers.  The Board may require any officer or agent to give security for the faithful performance of such person’s duties.

SECTION 2.          Removal.  Subject to Section 14 of this Article V, any officer may be removed, either with or without cause, by the Board at any meeting thereof called for the purpose, by the Chief Executive Officer, or by any other superior officer upon whom such power may be conferred by the Board.

SECTION 3.          Resignation.  Any officer may resign at any time by giving notice to the Board, the Chief Executive Officer or the Secretary.  Any such resignation shall take effect at the date of receipt of such notice or at any later date specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

SECTION 4.          Chairman of the Board.  The Chairman of the Board may be an officer of the Corporation, subject to the control of the Board, and shall report directly to the Board.

SECTION 5.          Chief Executive Officer.  The Chief Executive Officer shall have general supervision and direction of the business and affairs of the Corporation, subject to the control of the Board, and shall report directly to the Board.

SECTION 6.          President.  The President shall perform such senior duties as he or she may agree with the Chief Executive Officer (if the position is held by an individual other than the Chief Executive Officer) or as the Board shall from time to time determine.

SECTION 7.          Chief Operating Officer.  The Chief Operating Officer shall perform such senior duties in connection with the operations of the Corporation as he or she may agree with the Chief Executive Officer or as the Board shall from time to time determine.  The Chief Operating Officer shall, when requested, counsel with and advise the other officers of the Corporation.

SECTION 8.          Chief Financial Officer.  The Chief Financial Officer shall perform all the powers and duties of the office of the chief financial officer and in general have overall supervision of the financial operations of the Corporation.  The Chief Financial Officer shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as he or she may agree with the Chief Executive Officer or as the Board may from time to time determine.

SECTION 9.          Vice Presidents.  Any Vice President shall have such powers and duties as shall be prescribed by his or her superior officer or the Board.  A Vice President shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as he or she may agree with the Chief Executive Officer or as the Board may from time to time determine.  A Vice President need not be an officer of the Corporation and shall not be deemed an officer of the Corporation unless elected by the Board.

SECTION 10.          Treasurer.  The Treasurer shall supervise and be responsible for all the funds and securities of the Corporation; the deposit of all moneys and other valuables to the credit of the Corporation in depositories of the Corporation; borrowings and compliance with the provisions of all indentures, agreements and instruments governing such borrowings to which the Corporation is a party; the disbursement of funds of the Corporation and the investment of its funds; and in general shall perform all of the duties incident to the office of the Treasurer.  The Treasurer shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as he or she may agree with the Chief Executive Officer or the Chief Financial Officer or as the Board may from time to time determine.

SECTION 11.          Controller.  The Controller shall be the chief accounting officer of the Corporation.  The Controller shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as he or she may agree with the Chief Executive Officer or the Chief Financial Officer or as the Board may from time to time determine.

SECTION 12.          Secretary.  It shall be the duty of the Secretary to act as secretary at all meetings of the Board, of the committees of the Board and of the stockholders and to record the proceedings of such meetings in a book or books to be kept for that purpose; the Secretary shall see that all notices required to be given by the Corporation are duly given and served; the Secretary shall be custodian of the seal of the Corporation and when deemed necessary shall affix the seal or cause it to be affixed to all certificates of stock, if any, of the Corporation (unless the seal of the Corporation on such certificates shall be a facsimile, as hereinafter provided) and to all documents, the execution of which on behalf of the Corporation under its seal is duly authorized in accordance with the provisions of these By-laws; the Secretary shall have charge of the books, records and papers of the Corporation and shall see that the reports, statements and other documents required by law to be kept and filed are properly kept and filed; and in general shall perform all of the duties incident to the office of Secretary.  The Secretary shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as he or she may agree with the Chief Executive Officer or as the Board may from time to time determine.

SECTION 13.          Assistant Treasurers, Assistant Controllers and Assistant Secretaries.  Any Assistant Treasurers, Assistant Controllers and Assistant Secretaries shall perform such duties as shall be assigned to them by the Board or by the Treasurer, Controller or Secretary, respectively, or by the Chief Executive Officer.  An Assistant Treasurer, Assistant Controller or Assistant Secretary need not be an officer of the Corporation and shall not be deemed an officer of the Corporation unless elected by the Board.

SECTION 14.          Additional Matters.  The Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer and the Chief Financial Officer of the Corporation shall have the authority to designate employees of the Corporation to have the title of Vice President, Assistant Vice President, Assistant Treasurer, Assistant Controller or Assistant Secretary.  Any employee so designated shall have the powers and duties determined by the officer making such designation.  The persons upon whom such titles are conferred shall not be deemed officers of the Corporation unless elected by the Board or appointed by any duly elected officer or assistant officer authorized by the Board of Directors to appoint such person.

ARTICLE VI

Indemnification

SECTION 1.          Right to Indemnification.  The Corporation, to the fullest extent permitted or required by the DGCL or other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment and unless applicable law otherwise requires, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), shall indemnify and hold harmless any person who is or was a director or officer of the Corporation and who is or was involved in any manner (including, without limitation, as a party or a witness) or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action, suit or proceedings by or in the right of the Corporation to procure a judgment in its favor) (a “Proceeding”) by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) (a “Covered Entity”) against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding; provided, however, that the foregoing shall not apply to a director or officer of the Corporation with respect to a Proceeding that was commenced by such director or officer unless the proceeding was commenced after a Change in Control (as hereinafter defined in Section 4(e) of this Article VI).  Any director or officer of the Corporation entitled to indemnification as provided in this Section 1 is hereinafter called an “Indemnitee”.  Any right of an Indemnitee to indemnification shall be a contract right and shall include the right to receive, prior to the conclusion of any Proceeding, payment of any expenses incurred by the Indemnitee in connection with such Proceeding, consistent with the provisions of the DGCL or other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment and unless applicable law otherwise requires, only to the extent that such amendment permits the Corporation to provide broader rights to payment of expenses than such law permitted the Corporation to provide prior to such amendment), and the other provisions of this Article VI.

SECTION 2.          Insurance, Contracts and Funding.  The Corporation may purchase and maintain insurance to protect itself and any director, officer, employee or agent of the Corporation or of any Covered Entity against any expenses, judgments, fines and amounts paid in settlement as specified in Section 1 of this Article VI or incurred by any such director, officer, employee or agent in connection with any Proceeding referred to in Section 1 of this Article VI, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.  The Corporation may enter into contracts with any director, officer, employee or agent of the Corporation or of any Covered Entity in furtherance of the provisions of this Article VI and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided or authorized in this Article VI.

SECTION 3.          Indemnification Not Exclusive Right.  The right of indemnification provided in this Article VI shall not be exclusive of any other rights to which an Indemnitee may otherwise be entitled, and the provisions of this Article VI shall inure to the benefit of the heirs and legal representatives of any Indemnitee under this Article VI and shall be applicable to Proceedings commenced or continuing after the adoption of this Article VI, whether arising from acts or omissions occurring before or after such adoption.

SECTION 4.          Advancement of Expenses; Procedures; Presumptions and Effect of Certain Proceedings; Remedies.  In furtherance, but not in limitation of the foregoing provisions, the following procedures, presumptions and remedies shall apply with respect to advancement of expenses and the right to indemnification under this Article VI:

(a)          Advancement of Expenses.  All reasonable expenses (including attorneys’ fees) incurred by or on behalf of the Indemnitee in connection with any Proceeding shall be advanced to the Indemnitee by the Corporation within 20 days after the receipt by the Corporation of a statement or statements from the Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding.  Such statement or statements shall reasonably evidence the expenses incurred by the Indemnitee and, if required by law at the time of such advance, shall include or be accompanied by an undertaking by or on behalf of the Indemnitee to repay the amounts advanced if ultimately it should be determined that the Indemnitee is not entitled to be indemnified against such expenses pursuant to this Article VI.

(b)          Procedure for Determination of Entitlement to Indemnification.  (i) To obtain indemnification under this Article VI, an Indemnitee shall submit to the Secretary a written request, including such documentation and information as is reasonably available to the Indemnitee and reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification (the “Supporting Documentation”).  The determination of the Indemnitee’s entitlement to indemnification shall be made not later than 180 days after receipt by the Corporation of the written request for indemnification together with the Supporting Documentation.  The Secretary shall, promptly upon receipt of such a request for indemnification, advise the Board in writing that the Indemnitee has requested indemnification.

(ii)          The Indemnitee’s entitlement to indemnification under this Article VI shall be determined in one of the following ways:  (A) by a majority vote of the Disinterested Directors (as hereinafter defined in Section 4(e) of this Article VI), whether or not they constitute a quorum of the Board, or by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors; (B) by a written opinion of Independent Counsel (as hereinafter defined in Section 4(e) of this Article VI) if (x) a Change in Control shall have occurred and the Indemnitee so requests or (y) there are no Disinterested Directors or a majority of such Disinterested Directors so directs; (C) by the stockholders of the Corporation; or (D) as provided in Section 4(c) of this Article VI.

(iii)          In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 4(b)(ii) of this Article VI, a majority of the Disinterested Directors shall select the Independent Counsel, but only an Independent Counsel to which the Indemnitee does not reasonably object; provided, however, that if a Change in Control shall have occurred, the Indemnitee shall select such Independent Counsel, but only an Independent Counsel to which a majority of the Disinterested Directors does not reasonably object.

(c)          Presumptions and Effect of Certain Proceedings.  Except as otherwise expressly provided in this Article VI, if a Change in Control shall have occurred, the Indemnitee shall be presumed to be entitled to indemnification under this Article VI (with respect to actions or omissions occurring prior to such Change in Control) upon submission of a request for indemnification together with the Supporting Documentation in accordance with Section 4(b)(i) of this Article VI, and thereafter the Corporation shall have the burden of proof to overcome that presumption in reaching a contrary determination.  In any event, if the person or persons empowered under Section 4(b) of this Article VI to determine entitlement to indemnification shall not have been appointed or shall not have made a determination within 180 days after receipt by the Corporation of the request therefor, together with the Supporting Documentation, the Indemnitee shall be deemed to be, and shall be, entitled to indemnification unless (A) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation or (B) such indemnification is prohibited by law.  The termination of any Proceeding described in Section 1 of this Article VI, or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, adversely affect the right of the Indemnitee to indemnification or create a presumption that the Indemnitee did not act in good faith and in a manner which the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal proceeding, that the Indemnitee had reasonable cause to believe that such conduct was unlawful.

(d)          Remedies of Indemnitee.  (i) In the event that a determination is made pursuant to Section 4(b) of this Article VI that the Indemnitee is not entitled to indemnification under this Article VI, (A) the Indemnitee shall be entitled to seek an adjudication of entitlement to such indemnification either, at the Indemnitee’s sole option, in (x) an appropriate court of the State of Delaware or any other court of competent jurisdiction or (y) an arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association; (B) any such judicial proceeding or arbitration shall be de novo and the Indemnitee shall not be prejudiced by reason of such adverse determination; and (C) if a Change in Control shall have occurred, in any such judicial proceeding or arbitration, the Corporation shall have the burden of proving that the Indemnitee is not entitled to indemnification under this Article VI (with respect to actions or omissions occurring prior to such Change in Control).

(ii)          If a determination shall have been made or deemed to have been made, pursuant to Section 4(b) or (c) of this Article VI, that the Indemnitee is entitled to indemnification, the Corporation shall be obligated to pay the amounts constituting such indemnification within 45 days after such determination has been made or deemed to have been made and shall be conclusively bound by such determination unless (A) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation or (B) such indemnification is prohibited by law.  In the event that (X) advancement of expenses is not timely made pursuant to Section 4(a) of this Article VI or (Y) payment of indemnification is not made within 45 days after a determination of entitlement to indemnification has been made or deemed to have been made pursuant to Section 4(b) or (c) of this Article VI, the Indemnitee shall be entitled to seek judicial enforcement of the Corporation’s obligation to pay to the Indemnitee such advancement of expenses or indemnification.  Notwithstanding the foregoing, the Corporation may bring an action, in an appropriate court in the State of Delaware or any other court of competent jurisdiction, contesting the right of the Indemnitee to receive indemnification hereunder due to the occurrence of an event described in sub-clause (A) or (B) of this clause (ii) (a “Disqualifying Event”); provided, however, that in any such action the Corporation shall have the burden of proving the occurrence of such Disqualifying Event.

(iii)          The Corporation shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 4(d) that the procedures and presumptions of this Article VI are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Corporation is bound by all the provisions of this Article VI.

(iv)          In the event that the Indemnitee, pursuant to this Section 4(d), seeks a judicial adjudication of or an award in arbitration to enforce rights under, or to recover damages for breach of, this Article VI, the Indemnitee shall be entitled to recover from the Corporation, and shall be indemnified by the Corporation against, any expenses actually and reasonably incurred by the Indemnitee if the Indemnitee prevails in such judicial adjudication or arbitration.  If it shall be determined in such judicial adjudication or arbitration that the Indemnitee is entitled to receive part but not all of the indemnification or advancement of expenses sought, the expenses incurred by the Indemnitee in connection with such judicial adjudication or arbitration shall be prorated accordingly.

(e)          Definitions. For purposes of this Article VI:

(i)          “Authorized Officer” means any one of the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, any Vice President or the Secretary of the Corporation.

(ii)          “Change in Control” means the occurrence of any of the following:  (w) any merger or consolidation of the Corporation in which the Corporation is not the continuing or surviving corporation or pursuant to which shares of the Corporation’s Common Stock would be converted into cash, securities or other property, other than a merger of the Corporation in which the holders of the Corporation’s Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, (x) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Corporation, or the liquidation or dissolution of the Corporation or (y) individuals who would constitute a majority of the members of the Board elected at any meeting of stockholders or by written consent (without regard to any members of the Board elected pursuant to the terms of any series of Preferred Stock) shall be elected to the Board and the election or the nomination for election by the stockholders of such directors was not approved by a vote of at least two-thirds of the directors in office immediately prior to such election.

(iii)          “Disinterested Director” means a director of the Corporation who is not or was not a party to the Proceeding in respect of which indemnification is sought by the Indemnitee.

(iv)          “Independent Counsel” means a law firm or a member of a law firm that neither presently is, nor in the past five years has been, retained to represent:  (x) the Corporation or the Indemnitee in any matter material to either such party or (y) any other party to the Proceeding giving rise to a claim for indemnification under this Article VI.  Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing under the law of the State of Delaware, would have a conflict of interest in representing either the Corporation or the Indemnitee in an action to determine the Indemnitee’s rights under this Article VI.

SECTION 5.          Severability.  If any provision or provisions of this Article VI shall be held to be invalid, illegal or unenforceable for any reason whatsoever:  (a) the validity, legality and enforceability of the remaining provisions of this Article VI (including, without limitation, all portions of any paragraph of this Article VI containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VI (including, without limitation, all portions of any paragraph of this Article VI containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or enforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

SECTION 6.          Indemnification of Employees Serving as Directors.  The Corporation, to the fullest extent of the provisions of this Article VI with respect to the indemnification of directors and officers of the Corporation, shall indemnify any person who is or was an employee of the Corporation and who is or was involved in any manner (including, without limitation, as a party or a witness) or is threatened to be made so involved in any threatened, pending or completed Proceeding by reason of the fact that such employee is or was serving (a) as a director of a corporation in which the Corporation had at the time of such service, directly or indirectly, a 50% or greater equity interest (a “Subsidiary Director”) or (b) at the written request of an Authorized Officer, as a director of another corporation in which the Corporation had at the time of such service, directly or indirectly, a less than 50% equity interest (or no equity interest at all) or in a capacity equivalent to that of a director for any partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) in which the Corporation has an interest (a “Requested Employee”), against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Subsidiary Director or Requested Employee in connection with such Proceeding.  The Corporation, to the fullest extent of the provisions of this Article VI with respect to the advancement of expenses of directors and officers of the Corporation, shall also advance expenses incurred by any such Subsidiary Director or Requested Employee in connection with any such Proceeding, consistent with the provisions of this Article VI with respect to the advancement of expenses of directors and officers of the Corporation.

SECTION 7.          Indemnification of Employees and Agents.  Notwithstanding any other provision or provisions of this Article VI, the Corporation, to the fullest extent of the provisions of this Article VI with respect to the indemnification of directors and officers of the Corporation, may indemnify any person other than a director or officer of the Corporation, a Subsidiary Director or a Requested Employee, who is or was an employee or agent of the Corporation and who is or was involved in any manner (including, without limitation, as a party or a witness) or is threatened to be made so involved in any threatened, pending or completed Proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or of a Covered Entity against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding.  The Corporation may also advance expenses incurred by such employee or agent in connection with any such Proceeding, consistent with the provisions of this Article VI with respect to the advancement of expenses of directors and officers of the Corporation.

ARTICLE VII

Capital Stock

SECTION 1.          Certificates for Shares and Uncertificated Shares.  The shares of stock of the Corporation shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock, or shall be represented by certificates, or a combination of both.  To the extent that shares are represented by certificates, such certificates whenever authorized by the Board shall be in such form as shall be approved by the Board.  The certificates representing shares of stock of each class shall be signed by, or in the name of, the Corporation by the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operating Officer or by any Vice President, and by the Secretary or any Assistant Secretary or the Treasurer or any Assistant Treasurer of the Corporation, and sealed with the seal of the Corporation, which may be a facsimile thereof.  Any or all such signatures may be facsimiles if countersigned by a transfer agent or registrar.  Although any officer, transfer agent or registrar whose manual or facsimile signature is affixed to such a certificate ceases to be such officer, transfer agent or registrar before such certificate has been issued, it may nevertheless be issued by the Corporation with the same effect as if such officer, transfer agent or registrar were still such at the date of its issue.

The stock ledger and blank share certificates, if any, shall be kept by the Secretary or by a transfer agent or by a registrar or by any other officer or agent designated by the Board.

SECTION 2.          Transfer of Shares.  Transfers of shares of stock of each class of the Corporation shall be made only on the books of the Corporation upon authorization by the registered holder thereof, or by such holder’s attorney thereunto authorized by a power of attorney duly executed and filed with the Secretary or a transfer agent for such stock, if any, and if such shares are represented by a certificate, upon surrender of the certificate or certificates for such shares properly endorsed or accompanied by a duly executed stock transfer power (or by proper evidence of succession, assignment or authority to transfer) and the payment of any taxes thereon; provided, however, that the Corporation shall be entitled to recognize and enforce any lawful restriction on transfer.  The person in whose name shares are registered on the books of the Corporation shall be deemed the owner thereof for all purposes as regards the Corporation; provided, however, that whenever any transfer of shares shall be made for collateral security and not absolutely, and written notice thereof shall be given to the Secretary or to such transfer agent, such fact shall be stated in the entry of the transfer.  No transfer of shares shall be valid as against the Corporation, its stockholders and creditors for any purpose, except to render the transferee liable for the debts of the Corporation to the extent provided by law, until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

SECTION 3.          Registered Stockholders and Addresses of Stockholders.  The Corporation shall be entitled to recognize the exclusive right of a person registered on its records as the owner of shares of stock to receive dividends and to vote as such owner, shall be entitled to hold liable for calls and assessments a person registered on its records as the owner of shares of stock, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares of stock on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

Each stockholder shall designate to the Secretary or transfer agent of the Corporation an address at which notices of meetings and all other corporate notices may be given to such person, and, if any stockholder shall fail to designate such address, corporate notices may be given to such person by mail directed to such person at such person’s post office address, if any, as the same appears on the stock record books of the Corporation or at such person’s last known post office address.

SECTION 4.          Lost, Destroyed and Mutilated Certificates.  The holder of any certificate representing any shares of stock of the Corporation shall immediately notify the Corporation of any loss, theft, destruction or mutilation of such certificate; the Corporation may issue to such holder a new certificate or certificates for shares, upon the surrender of the mutilated certificate or, in the case of loss, theft or destruction of the certificate, upon satisfactory proof of such loss, theft or destruction; the Board, or a committee designated thereby, or the transfer agents and registrars for the stock, may, in their discretion, require the owner of the lost, stolen or destroyed certificate, or such person’s legal representative, to give the Corporation a bond in such sum and with such surety or sureties as they may direct to indemnify the Corporation and said transfer agents and registrars against any claim that may be made on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

SECTION 5.          Regulations.  The Board may make such additional rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificated or uncertificated shares of stock of each class and series of the Corporation and may make such rules and take such action as it may deem expedient concerning the issue of certificates in lieu of certificates claimed to have been lost, destroyed, stolen or mutilated.

SECTION 6.          Fixing Date for Determination of Stockholders of Record.  In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of the stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which shall not be more than 60 days nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other action.  If in any case involving the determination of stockholders for any purpose other than notice of or voting at a meeting of stockholders the Board shall not fix a record date, then the record date for determining stockholders for such purpose shall be the earlier of the close of business on the day on which the Board shall adopt the resolution relating thereto and the close of business on the 60th day prior to the action for which the determination of stockholders is being made.  A determination of stockholders entitled to notice of or to vote at a meeting of the stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

SECTION 7.          Transfer Agents and Registrars.  The Board may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.

ARTICLE VIII

Seal

The Board shall approve a suitable corporate seal, which shall be in the form of a circle and shall bear the full name of the Corporation and shall be in the charge of the Secretary.  The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

ARTICLE IX

Fiscal Year

The fiscal year of the Corporation shall end on the 31st day of December in each year.

ARTICLE X

Waiver of Notice

Whenever any notice whatsoever is required to be given by these By-laws, by the Certificate or by law, the person entitled thereto may, either before or after the meeting or other matter in respect of which such notice is to be given, waive such notice in writing or as otherwise permitted by law, which shall be filed with or entered upon the records of the meeting or the records kept with respect to such other matter, as the case may be, and in such event such notice need not be given to such person and such waiver shall be deemed equivalent to such notice.

ARTICLE XI

Amendments

These By-laws may be altered, amended or repealed, in whole or in part, or new By-laws may be adopted by the stockholders or by the Board at any meeting thereof; provided, however, that notice of such alteration, amendment, repeal or adoption of new By-laws is contained in the notice of such meeting of the stockholders or in the notice of such meeting of the Board and, in the latter case, such notice is given not less than twenty-four hours prior to the meeting.  Unless a higher percentage is required by the Certificate, all such amendments must be approved by either the holders of a majority of the combined voting power of the outstanding shares of all classes and series of capital stock of the Corporation entitled generally to vote in the election of directors of the Corporation, voting as a single class, or by a majority of the Board.

ARTICLE XII

Miscellaneous

SECTION 1.          Execution of Documents.  The Board or any committee thereof shall designate the officers, employees and agents of the Corporation who shall have power to execute and deliver deeds, contracts, mortgages, bonds, debentures, notes, checks, drafts and other orders for the payment of money and other documents for and in the name of the Corporation and may authorize (including authority to redelegate) by written instrument to other officers, employees or agents of the Corporation.  Such delegation may be by resolution or otherwise and the authority granted shall be general or confined to specific matters, all as the Board or any such committee may determine.  In the absence of such designation referred to in the first sentence of this Section, the officers of the Corporation shall have such power so referred to, to the extent incident to the normal performance of their duties.

SECTION 2.          Deposits.  All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation or otherwise as the Board or any committee thereof or any officer of the Corporation to whom power in respect of financial operations shall have been delegated by the Board or any such committee or in these By-laws shall select.

SECTION 3.          Checks.  All checks, drafts and other orders for the payment of money out of the funds of the Corporation, and all notes or other evidences of indebtedness of the Corporation, shall be signed on behalf of the Corporation in such manner as shall from time to time be determined by resolution of the Board or of any committee thereof or by any officer of the Corporation to whom power in respect of financial operations shall have been delegated by the Board or any such committee thereof or as set forth in these By-laws.

SECTION 4.          Proxies in Respect of Stock or Other Securities of Other Corporations.  The Board or any committee thereof shall designate the officers of the Corporation who shall have authority from time to time to appoint an agent or agents of the Corporation to exercise in the name and on behalf of the Corporation the powers and rights which the Corporation may have as the holder of stock or other securities in any other corporation or other entity, and to vote or consent in respect of such stock or securities; such designated officers may instruct the person or persons so appointed as to the manner of exercising such powers and rights; and such designated officers may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal, or otherwise, such written proxies, powers of attorney or other instruments as they may deem necessary or proper in order that the Corporation may exercise its said powers and rights.

SECTION 5.          Subject to Law and Certificate of Incorporation.  All powers, duties and responsibilities provided for in these By-laws, whether or not explicitly so qualified, are qualified by the provisions of the Certificate and applicable laws.
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